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Exhibit 2.10

EXECUTION COPY

PARTNERSHIP INTEREST PURCHASE AGREEMENT

among

CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS,

VERIZON WIRELESS OF THE EAST LP

and

TACONIC TELEPHONE CORP.

Dated as of January 15, 2007

PARTNERSHIP INTEREST PURCHASE AGREEMENT

        This PARTNERSHIP INTEREST PURCHASE AGREEMENT (this "Agreement"), dated as of January 15, 2007 (the "Execution Date"), is entered into by and among VERIZON WIRELESS OF THE EAST LP, a Delaware limited partnership ("General Partner"), CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS, a Delaware general partnership which indirectly controls General Partner ("Buyer"), and TACONIC TELEPHONE CORP., a New York corporation ("Seller").

        WHEREAS, Seller holds a 7.5% limited partnership interest (the "Interest") in the ORANGE COUNTY – POUGHKEEPSIE LIMITED PARTNERSHIP, a New York limited partnership (the "Partnership"); and

        WHEREAS, General Partner holds an 85% interest in the Partnership; and

        WHEREAS, Buyer desires to purchase the Interest from Seller, and Seller desires to sell the Interest to Buyer, on the terms and subject to the conditions set forth herein.

        NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants, conditions and agreements hereinafter set forth, the parties agree as follows:

ARTICLE 1
PURCHASE AND SALE OF INTEREST

        1.1    Purchase and Sale of Interest.    Subject to the terms and conditions of this Agreement, Seller shall sell, transfer, convey, assign, and deliver to Buyer and Buyer shall purchase and accept from Seller, the Interest, free and clear of all liens, claims, security interests, charging orders, and encumbrances whatsoever (other than under the Agreement Establishing Orange County – Poughkeepsie Limited Partnership, dated as of April 21, 1987, as amended (the "Partnership Agreement"), and the Communications Act of 1934, as amended, and the rules and regulations promulgated thereunder (collectively the "Act")).

ARTICLE 2
PURCHASE PRICE AND ASSUMPTION OF LIABILITIES

        2.1    Purchase Price.    In consideration of the sale, assignment, and delivery of the Interest and subject to the terms and conditions of this Agreement, Buyer shall pay to Seller FIFTY FIVE MILLION DOLLARS ($55,000,000), reduced by the amount by which the total distributions paid to Seller (whether before or after the Closing Date) in respect of the Interest pursuant to Section 6.3 of the Partnership Agreement with respect to the period from January 1, 2007 through the Closing Date exceed $1 million (the final result of such calculation, the "Purchase Price"). In the event that one or more distributions with respect to all or any part of such period have been paid to Seller as of the Closing Date, then the Purchase Price shall be reduced at Closing by the amount, if any, by which the total of such distributions exceeded $1 million (the "Closing Adjustment Amount"). In the event that one or more distributions with respect to all or any part of such period are paid to Seller after the Closing Date, then, at the time when any such distribution is paid, Seller shall repay to Buyer (as a reduction to the Purchase Price) (x) the amount by which the total amount of all distributions paid to Seller with respect to such period, both before and after the Closing Date, exceeded $1 million, minus (y) the Closing Adjustment Amount (if any), minus (z) amounts previously repaid by Seller to Buyer pursuant to this sentence with respect to other post-Closing distributions; provided, however, that following the Closing Buyer shall have the right to cause the Partnership to pay the amount Seller is obligated to repay pursuant to this provision directly to Buyer out of the distribution otherwise payable to Seller, in lieu of being repaid by Seller after Seller's receipt of the distribution. Seller hereby acknowledges that it has already received all distributions in respect of the Interest pursuant to the Partnership Agreement with respect to all periods through December 31, 2006. The amount payable to Seller at Closing pursuant to the foregoing provisions of this Section shall be paid by wire transfer in immediately available funds to an account designated by Seller at least two business days in advance of the Closing Date.

        2.2    Assignment of Interest.    At the Closing (as defined in Section 9.1 hereof), by executing and delivering an assignment agreement in the form attached hereto as Exhibit 2.2 (the "Assignment"), Seller shall sell, assign and deliver the Interest to Buyer.

        2.3    Assumption of Liabilities by Buyer.    Subject to the terms and conditions of this Agreement, at the Closing, by executing and delivering the Assignment, Buyer shall assume and agree to perform and satisfy, and indemnify and hold Seller harmless from, any and all liabilities and obligations in respect of the Interest arising after and related to the period after the Closing (the "Buyer Assumed Liabilities").

        NOTWITHSTANDING ANYTHING ELSE HEREIN TO THE CONTRARY, BUYER SHALL NOT ASSUME OR BE BOUND BY OR RESPONSIBLE FOR ANY OBLIGATIONS, LIABILITIES OR UNDERTAKINGS (WHETHER OF SELLER OR ANY THIRD PARTY) OF ANY TYPE OR NATURE, KNOWN OR UNKNOWN, CONTINGENT OR OTHERWISE, OTHER THAN THE BUYER ASSUMED LIABILITIES, AND NOTHING CONTAINED IN THIS SECTION 2.3 SHALL IN ANY WAY LIMIT BUYER'S RIGHTS TO INDEMNIFICATION CONTAINED IN THIS AGREEMENT.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNER

        General Partner hereby represents and warrants to Seller as follows:

        3.1    Organization and Authority.    General Partner is a limited partnership duly organized and validly existing under the laws of the State of Delaware. General Partner has the power and authority to execute and deliver this Agreement. The execution, delivery, and performance of this Agreement by General Partner have been duly authorized by all necessary partnership action on the part of General Partner. This Agreement has been duly executed and delivered by General Partner. This Agreement constitutes the legal, valid and binding obligation of General Partner, enforceable against General Partner in accordance with its terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

        3.2    Compliance.    The execution, delivery, and performance of this Agreement by General Partner will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or loss of rights under, accelerate the maturity of, or result in the creation of any lien, claim, security interest, charging order, or encumbrance under (i) the organizational documents of General Partner, or (ii) any note, mortgage, contract, agreement (other than the Partnership Agreement), instrument, lease, obligation, license, governmental authorization, statute, ordinance, rule, order or regulation to which General Partner is a party or by which General Partner's assets, properties, or rights are bound.

        3.3    Litigation.    There is no outstanding order, injunction, judgment, or decree of any court or government agency against General Partner that (a) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affects the ability of General Partner to consummate the transactions contemplated hereby. There is no pending, or to General Partner's knowledge, threatened, lawsuit or governmental investigation or proceeding against, relating to or affecting General Partner or any of its assets or properties that could reasonably be expected to (a) result in the issuance of an order, injunction, judgment, or decree of any court or government agency that could restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affect the ability of General Partner to consummate the transactions contemplated hereby.

        3.4    Taxes.    All required tax returns of the Partnership have been, or will be, timely filed with respect to all periods ending on or prior to the Closing Date, and are, or will be, to the General Partner's knowledge, true, correct and complete in all material respects. To the General Partner's knowledge, all items of income, gain, loss, deduction and credit of the Partnership for federal income tax purposes have been, or will be, properly reported and, with respect to the Interest, correctly apportioned or allocated to Seller with respect to all periods ending on or prior to the Closing Date.

        3.5    Section 754 Election.    The Partnership has made a valid and effective election under Section 754 of the Internal Revenue Service Code of 1986, as amended (the "Section 754 Election").

        3.6    Partnership Budget.    The 2007 operating budget of the Partnership for its business (the "Budget"), a copy of which has previously been provided to Seller, is true, correct and complete in all material respects and, to General Partner's knowledge, no event has occurred or condition exists that could reasonably be expected to have a material and adverse impact on the ability of the Partnership to meet the budgetary goals contained therein.

        3.7    No Broker.    Neither General Partner nor any of its directors, officers, employees, fiduciaries, or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation hereof.

        3.8    NO ADDITIONAL REPRESENTATIONS OR WARRANTIES.    EXCEPT AS PROVIDED IN SECTIONS 3.1 THROUGH 3.7 HEREOF, GENERAL PARTNER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES REGARDING THE BUSINESS OPERATIONS OF THE PARTNERSHIP AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SELLER AGREES AND ACKNOWLEDGES THAT ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

        Buyer hereby represents and warrants to Seller as follows:

        4.1    Organization and Authority.    Buyer is a general partnership duly organized and validly existing under the laws of the State of Delaware. Buyer has the power and authority to execute and deliver this Agreement and the Assignment, and, upon receipt of the approvals referred to in Section 4.4, will have the legal right to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement by Buyer have been duly authorized by all necessary partnership action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer. This Agreement constitutes, and upon execution and delivery, the Assignment will constitute, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

        4.2    Compliance.    The execution, delivery, and performance of this Agreement by Buyer will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or loss of rights under, accelerate the maturity of, or result in the creation of any lien, claim, security interest, charging order, or encumbrance under (i) the organizational documents of Buyer, or (ii) any note, mortgage, contract, agreement (other than the Partnership Agreement), instrument, lease, obligation, license, governmental authorization, statute, ordinance, rule, order or regulation to which Buyer is a party or by which Buyer's assets, properties, or rights are bound.

        4.3    Litigation.    There is no outstanding order, injunction, judgment, or decree of any court or government agency against Buyer that (a) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affects the ability of Buyer to consummate the transactions contemplated hereby. There is no pending, or to Buyer's knowledge, threatened, lawsuit or governmental investigation or proceeding against, relating to or affecting Buyer or any of its assets or properties that could reasonably be expected to (a) result in the issuance of an order, injunction, judgment, or decree of any court or government agency that could restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

        4.4    Consents and Approvals.    Except for any approval that may be required by the Partnership Agreement, there are no persons (including but not limited to the Federal Communications Commission (the "FCC"), any other governmental authorities and agencies, creditors of Buyer, the Partnership, and parties to any other instrument or agreement to which Buyer or, to Buyer's knowledge, the Partnership is a party or by which Buyer or, to Buyer's knowledge, the Partnership is bound) whose approval or consent to the execution, delivery, or performance of this Agreement by Buyer is legally or contractually required or is necessary duly and validly to sell, assign and deliver the Interest in accordance with this Agreement.

        4.5    Governmental Authorizations.    Buyer is fit, eligible and possesses all of the necessary character qualifications with respect to the FCC to be a partner in the Partnership and to hold an interest in the licenses, permits, and authorizations filed with, granted or issued by, or entered by the FCC, any state public utility commission, or any state public service commission that are currently held by the Partnership and that permit the construction, ownership, or operation of a cellular system, in each case, without restriction or condition (other than restrictions or conditions generally applicable to licenses of that type) in any of the approvals by the FCC.

        4.6    Investment Information.    Buyer has the capacity to evaluate the merits and risks of an investment in the Interest and is able to bear the economic risk of an investment therein. Buyer acknowledges that Buyer has been provided access to all information requested by Buyer in order to evaluate the merits and risks of an investment in the Interest. Buyer understands that the Interest will not be registered under the Securities Act of 1933, as amended, or any other applicable securities laws. Buyer has relied solely upon the advice of Buyer's own counsel, accountant and other advisors, with regard to the legal, investment, tax and other considerations regarding this investment.

        4.7    No Broker.    Neither Buyer nor any of its directors, officers, employees, fiduciaries, or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation hereof.

        4.8    NO ADDITIONAL REPRESENTATIONS OR WARRANTIES.    EXCEPT AS PROVIDED IN SECTIONS 4.1 THROUGH 4.7 HEREOF, BUYER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES REGARDING THE BUSINESS OPERATIONS OF THE PARTNERSHIP AND THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND SELLER AGREES AND ACKNOWLEDGES THAT ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

        Seller hereby represents and warrants to Buyer as follows:

        5.1    Organization and Authority.    Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation. Seller has the corporate power and authority to execute and deliver this Agreement and the Assignment, and, upon receipt of the approvals referred to in Section 5.6, will have the legal right to consummate the transactions contemplated hereby and thereby. The execution, delivery, and performance of this Agreement by Seller has been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller. This Agreement constitutes, and upon execution and delivery, the Assignment will constitute, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with their respective terms, except as may be limited by bankruptcy laws and other similar laws affecting creditors' rights generally and general principles of equity.

        5.2    Partnership Interest.    The Interest equals a 7.5% outstanding limited partnership interest of the Partnership, and all associated assets, properties and rights of every type and description. There are no agreements or other documents known to Seller or to which Seller is a party governing the organization, operation, management, capital structure, or partners' rights of the Partnership other than the Partnership Agreement. There are no contracts, agreements, understandings or obligations known to Seller or to which Seller is a party related to the exercise of any voting, consent, or approval rights with respect to the Interest other than the Partnership Agreement.

        5.3    Compliance.    Subject to the receipt of a consent or approval (the "NYPSC Approval") from the Public Service Commission of the State of New York (the "NYPSC") of one of the types contemplated by Section 8.4 of this Agreement, the execution, delivery, and performance of this Agreement by Seller will not, with or without the giving of notice or the passage of time, or both, conflict with, result in a breach, default or loss of rights under, accelerate the maturity of, or result in the creation of any lien, claim, security interest, charging order, or encumbrance under (i) the organizational documents of Seller, or (ii) any note, mortgage, contract, agreement (other than the Partnership Agreement), instrument, lease, obligation, license, governmental authorization, statute, ordinance, rule, order, or regulation to which Seller is a party or by which any of its assets, properties or rights are bound.

        5.4    Valid Interest.    Seller owns good and valid title to the Interest free and clear of all liens, claims, security interests, charging orders, or encumbrances of any nature whatsoever (other than under the Partnership Agreement and the Act), and Seller is the exclusive owner of the Interest. The execution and delivery at Closing of the Assignment will vest in Buyer good and valid title to the Interest, subject to the Act. Except as contemplated in this Agreement or the Partnership Agreement, there exists no contract, option, warrant, right to consent, right of first refusal, right of first offer, preemptive right, put right, or similar right to acquire the Interest, or any portion thereof or interest therein that would be triggered by the execution of this Agreement or the consummation of the transactions contemplated hereby.

        5.5    Litigation.    There is no outstanding order, injunction, judgment, or decree of any court or government agency against Seller that (a) restrains, enjoins or otherwise prohibits or makes illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affects the ability of Seller to consummate the transactions contemplated hereby. There is no pending, or to Seller's knowledge, threatened, lawsuit or governmental investigation or proceeding against, relating to or affecting Seller or any of its assets or properties that could reasonably be expected to (a) result in the issuance of an order, injunction, judgment, or decree of any court or government agency that could restrain, enjoin or otherwise prohibit or make illegal the consummation of the transactions contemplated by this Agreement, or (b) otherwise adversely affect the ability of Seller to consummate the transactions contemplated hereby.

        5.6    Consents and Approvals.    Except for any approval which may be required by the Partnership Agreement and the NYPSC Approval, there are no persons (including but not limited to the FCC, any other governmental authorities and agencies, creditors of Seller, or parties to any other instrument or agreement to which Seller is a party or by which Seller is bound) whose approval or consent to the execution, delivery, or performance of this Agreement by Seller is legally or contractually required or is necessary duly and validly to sell, assign and deliver the Interest in accordance with this Agreement.

        5.7    No Broker.    Neither Seller nor any of its directors, officers, employees or agents has retained, employed or used any broker or finder in connection with the transactions provided for herein or in connection with the negotiation hereof.

        5.8    NO ADDITIONAL REPRESENTATIONS OR WARRANTIES.    EXCEPT AS PROVIDED IN SECTIONS 5.1 THROUGH 5.7 HEREOF, SELLER MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING BUT NOT LIMITED TO WARRANTIES REGARDING THE BUSINESS OPERATIONS OF THE PARTNERSHIP AND TO THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, AND BUYER AGREES AND ACKNOWLEDGES THAT ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

ARTICLE 6
COVENANTS

        6.1    Further Actions; Release.

        (a)   Buyer and Seller agree to comply expeditiously with all provisions of the Partnership Agreement and applicable partnership law necessary or appropriate for the consummation of the transactions contemplated by this Agreement, including without limitation, Section 11.1 of the Partnership Agreement.

        (b)   Effective upon the Closing, without further action on the part of any party, Seller (on its own behalf and on behalf of its Affiliates, successors and assigns and its and their respective officers, directors, employees, representatives and agents) hereby remises, releases and forever discharges Buyer, its Affiliates, General Partner and its Affiliates, and their respective officers, directors, employees, representatives and agents (collectively, the "General Partner Released Parties"), from any and all claims and causes of action, in law or in equity, that the releasing party now has, ever had, or hereafter may have or claim to have against any of the General Partner Released Parties, and from any and all debts, obligations and liabilities that any of the General Partner Released Parties now has, ever had, or hereafter may have or may be alleged to have to the releasing party, for, upon or by reason of any matter, cause or thing arising from or related to the Partnership, the Partnership's business, the Partnership Agreement or Seller's status as a partner of the Partnership, whether known or unknown, from the beginning of the world through and including the date of this Agreement, other than those arising under this Agreement and those arising from relationships pursuant to which Seller or any of its Affiliates provides goods or services to the Partnership. Seller expressly waives and relinquishes the benefit of any provision of applicable law that provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release.

        For purposes of this Agreement, "Affiliate" means, as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. The term "Person" means an individual, firm, corporation, partnership, limited liability company, trust, governmental authority or body, association, unincorporated organization or any other entity. The term "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of more than fifty percent (50%) of the voting securities or other ownership interest of such Person. Notwithstanding the foregoing, (i) Verizon Communications Inc. and Persons that it controls shall not be considered "Affiliates" of General Partner for purposes of this Agreement, except for Buyer and Persons controlled by Buyer or General Partner and (ii) FairPoint Communications Inc. and Persons that it controls shall not be considered "Affiliates" of Seller for purposes of this Agreement, except for MJD Ventures, Inc. ("Parent") and Persons controlled by Parent or Seller.

        (c)   Effective upon the Closing, without further action on the part of any party, General Partner (on its own behalf and on behalf of its Affiliates, including, without limitation, the Partnership and Buyer, successors and assigns and its and their respective officers, directors, employees, representatives and agents) hereby remises, releases and forever discharges Seller and its Affiliates (including Parent), and their respective officers, directors, employees, representatives and agents (collectively, the "Seller Released Parties"), from any and all claims and causes of action, in law or in equity, that the releasing party now has, ever had, or hereafter may have or claim to have against any of the Seller Released Parties, and from any and all debts, obligations and liabilities that any of the Seller Released Parties now has, ever had, or hereafter may have or may be alleged to have to the releasing party, for, upon or by reason of any matter, cause or thing arising from or related to the Partnership, the Partnership's business, the Partnership Agreement or General Partner's status as a partner of the Partnership, whether known or unknown, from the beginning of the world through and including the date of this Agreement, other than those arising under this Agreement and those arising from relationships pursuant to which Seller or any of its Affiliates provides goods or services to the Partnership. General Partner expressly waives and relinquishes the benefit of any provision of applicable law that provides that a general release does not extend to claims of which the releasing party does not know or suspect to exist at the time of executing the release.

        6.2    Compliance with Conditions; Performance.    Each party will use its reasonable best efforts, with respect to its obligations, to cause the conditions set forth in Sections 7 and 8 to be satisfied on or prior to the Closing Date and otherwise will perform its obligations under this Agreement in an expeditious manner.

        6.3    Conduct of Business.    From the Execution Date until the earlier of the Closing Date or the date of termination (as described in Section 11.1 hereof), except for the transactions specifically contemplated by this Agreement, General Partner covenants and agrees that it will not take, and will not agree to take or cause, any action that would result in the any of the Partnership's businesses not being conducted in the ordinary course and in accordance with this Agreement and will use its reasonable best efforts to cause the Partnership (i) to preserve intact its business, organization and goodwill, (ii) to preserve its goodwill and business relationships with suppliers, customers and others having business relationships with it, (iii) to refrain from changing in any material respect, any of its business policies relating to its business, (iv) to maintain and keep its assets and properties in good repair, working order and condition (except for obsolescence and depreciation due to ordinary wear and tear and damage due to casualty), (v) to perform all of its obligations under its contracts, leases, and other agreements, (vi) to manage and operate the business of the Partnership in a manner consistent with past practice, and (vii) to continue to make distributions to the Partners (as defined in the Partnership Agreement) pursuant to Section 6.3 of the Partnership Agreement in a manner consistent with past practice. Each party agrees not to cause or permit any action to be taken that would have the effect of denying Buyer the right to acquire the Interest or that would constitute a breach of such party's representations and warranties or covenants contained in this Agreement.

        6.4    Section 754 Election.    General Partner agrees not revoke the Section 754 Election, regardless of whether the sale of the Interest pursuant to the terms and conditions of this Agreement occurs, for a period of at least five years from the date hereof.

        6.5    Compliance with Partnership Agreement.    General Partner and Seller each agrees to perform and satisfy each of its obligations under the Partnership Agreement relating to the transfer of the Interest by Seller (including, without limitation, those obligations set forth in Section 11.1 of the Partnership Agreement). General Partner and Seller each agrees to comply with Section 11.2 of the Partnership Agreement for the purposes of substituting Parent as Limited Partner, if applicable.

        6.6    Distributions by the Partnership.    Subject to the provisions of Section 2.1 hereof, General Partner agrees to cause the Partnership to distribute to Seller, in the ordinary course consistent with past practice, the distributions payable in respect of the Interest pursuant to Section 6.3 of the Partnership Agreement with respect to all periods after December 31, 2006 (the "Quarterly Distributions").

        6.7    NYPSC Approval.    The parties acknowledge that Seller has previously submitted an application to the NYPSC requesting an NYPSC Approval of the type contemplated by Section 8.4(a) or 8.4(b)(i) hereof. As soon as practicable and in any event no later than 10 business days after the date hereof, Seller shall amend such application or submit an additional application to the NYPSC requesting an NYPSC Approval of the type contemplated by Section 8.4(b)(ii) hereof. Seller shall diligently pursue both such applications and shall use its reasonable best efforts to obtain the NYPSC Approval as soon as reasonably practicable after the date hereof. If Seller reasonably determines that it will not receive a satisfactory approval and determination of the NYPSC in respect of the foregoing applications and if appropriate under the circumstances based on its discussions with the NYPSC, Seller will submit one or more additional applications requesting an NYPSC Approval of one of the other types contemplated by Section 8.4 hereof and shall diligently pursue those applications. From and after the date hereof, Seller will give Buyer a reasonable opportunity to review and comment on all applications before they are filed, will promptly furnish to Buyer copies of all written communications to or from the NYPSC regarding the NYPSC Approval and will keep Buyer reasonably apprised of all developments relating to the NYPSC Approval; provided, however, that Buyer shall be obligated to treat all information regarding the NYPSC Approval as confidential to the same extent as it would if (a) such information were "Confidential Information" under the Nondisclosure Agreement, dated December 2005, by and between Verizon Communications Inc. and FairPoint Communications, Inc., and (b) the "Transaction" for purposes of such Nondisclosure Agreement were the transactions contemplated hereby.

ARTICLE 7
BUYER'S CONDITIONS TO CLOSING

        The obligations of Buyer under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, unless waived in writing by Buyer:

        7.1    Representations and Warranties True on Closing Date.    The representations and warranties made by Seller in this Agreement shall be true in all material respects on and as of the Closing Date as though those representations and warranties were made on and as of the date thereof.

        7.2    Compliance with Agreement.    Seller shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it on or before the Closing Date, and Seller shall not otherwise be in material breach or default in any respect under any of the provisions of this Agreement.

        7.3    Rights of First Refusal.    All rights of first refusal under the Partnership Agreement shall have been satisfied, waived or terminated.

        7.4    Closing Certificate.    Seller shall have delivered to Buyer a certificate dated as of the Closing Date and signed on its behalf by its President or other authorized officer as to compliance with the conditions set forth in Sections 7.1 and 7.2.

        7.5    NYPSC Approval.    Seller shall have received an NYPSC Approval of one of the types contemplated by Section 8.4 hereof in the form of one or more final orders (as defined below).

ARTICLE 8
SELLER'S CONDITIONS TO CLOSING

        The obligations of Seller under this Agreement are subject to the satisfaction, on or before the Closing Date, of the following conditions, unless waived in writing by Seller:

        8.1    Representations and Warranties True on Closing Date.    The representations and warranties made by each of General Partner and Buyer in this Agreement shall be true in all material respects on and as of the Closing Date as though those representations and warranties were made on and as of the date thereof.

        8.2    Compliance with Agreement.    Each of General Partner and Buyer shall have performed and complied in all material respects with all of its obligations under this Agreement that are to be performed or complied with by it on or before the Closing Date, and neither General Partner nor Buyer shall otherwise be in material breach or default in any respect under any of the provisions of this Agreement.

        8.3    Rights of First Refusal.    All rights of first refusal under the Partnership Agreement shall have been satisfied, waived or terminated and General Partner shall have provided evidence reasonably satisfactory to Seller that all such rights have been so satisfied, waived or terminated.

        8.4    NYPSC Approval.    Seller shall have received the NYPSC Approval, consisting of any one of the following: (a) a determination by the NYPSC to the effect that the NYPSC does not have jurisdiction over any transfers of the Interest, (b) approvals by the NYPSC to transfer the Interest (i) from Seller to Seller's sole stockholder, Parent, and (ii) from Parent to Buyer, (c) (i) an approval by the NYPSC to transfer the Interest from Seller to Parent and (ii) a determination by the NYPSC that its approval is not required for any transfer of the Interest by Parent, or (d) any other one or more determinations or approvals by the NYPSC that are sufficient to permit the Interest to be transferred to Buyer (including, if the determinations and approvals identified in clauses (a), (b) and (c) above cannot be obtained, an approval of the NYPSC to transfer the Interest from Seller directly to Buyer), in each case, in form and substance (including any terms and conditions thereof) reasonably satisfactory to Seller (or Parent, if applicable). The NYPSC Approval shall be in the form of one or more final orders. As used in this Agreement, "final order" means an action by the NYPSC as to which: (a) no request for stay of the action is pending, no stay is in effect, and all relevant time periods for requesting such a stay have passed; (b) no petition for rehearing or reconsideration, or application for review, is pending before the NYPSC and the time for filing such a petition or application has passed; (c) the NYPSC does not have an action under reconsideration on its own motion, and the time in which to move for reconsideration is passed; and (d) no appeal to any court, or request for stay to a court, of the NYPSC's action is pending or in effect, and the time for filing any such appeal or request has passed.

        8.5    Minimum Distributions.    The total amount of distributions received by Seller in respect of the Interest pursuant to Section 6.3 of the Partnership Agreement with respect to the period from January 1, 2007 through the Closing Date shall be at least $1 million; provided, however, that nothing herein shall require the Partnership to make any distributions outside of the ordinary course consistent with past practice.

        8.6    Closing Certificate.    General Partner and Buyer shall have delivered to Seller a certificate dated as of the Closing Date and signed on their behalves by the President or other authorized officer of each of them as to compliance by the General Partner and Buyer with the conditions set forth in Sections 8.1 and 8.2.

ARTICLE 9
CLOSING; CLOSING DOCUMENTS

        9.1    Closing.    The closing of the purchase and sale of the Interest (the "Closing") shall take place at (a) the offices of Buyer at 10:00 a.m. local time on the date that is five business days following the date on which all conditions under Articles 7 and 8 have been satisfied or waived (except those conditions that by their nature will be satisfied at Closing), or (b) such other time or place as may be mutually agreed upon in writing by the parties (the "Closing Date").

        9.2    Closing Documents.    In connection with the purchase and sale of the Interest, on the Closing Date:

        (a)   Buyer and Seller shall execute and deliver to each other the Assignment;

        (b)   General Partner and Buyer shall execute and deliver to Seller a closing certificate as required by Section 8.6 of this Agreement; and

        (c)   Seller shall execute and deliver to Buyer a closing certificate as required by Section 7.4 of this Agreement.

ARTICLE 10
SURVIVAL; INDEMNIFICATION

        10.1    Survival.

        (a)   All representations and warranties contained in this Agreement and the rights to indemnification in respect thereof shall survive any investigation and the Closing Date until the first anniversary of the Closing Date, except that the representations and warranties contained in Sections 3.1, 4.1, 5.1 and 5.4 shall survive any investigation and the Closing Date without limitation as to time, and except that the representations and warranties in Section 3.4 shall survive until 90 days following the expiration of the applicable statute of limitations (including any tolling or extensions thereof). The parties agree that no claims or causes of action may be brought against any party based upon, directly or indirectly, any of the representations or warranties contained in this Agreement after the applicable survival period. If notice of a claim is submitted within the applicable survival period, the right of the claimant to recover from the other party with respect to such claim shall not be dependent on the claim being resolved or the losses being incurred within such time period.

        (b)   In the event any party should have a claim against the other under this Article 10, the party seeking indemnification (the "Indemnified Party") shall, as promptly as reasonably practicable after discovery of such claim, deliver written notice of such claim to the other party (the "Indemnifying Party"). The failure by the Indemnified Party so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Article 10, except to the extent that the Indemnifying Party demonstrates that it has been materially prejudiced by such failure.

        10.2    Buyer Indemnification.    Subject to the provisions of this Article 10, Buyer agrees to indemnify, defend, and hold harmless Seller and its officers, directors, employees, and affiliates (the "Buyer Indemnitees") against and in respect of any and all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and costs) actually incurred by any Buyer Indemnitee arising out of (i) any material breach of representation or warranty on the part of Buyer made in this Agreement or in any certificate or document delivered by Buyer in accordance with this Agreement, (ii) any material breach or nonfulfillment of any agreement, covenant, or obligation on the part of Buyer made in this Agreement or in any certificate or document delivered by Buyer in accordance with this Agreement, (iii) any obligations or liabilities of Buyer arising from or related to the Buyer Assumed Liabilities, or (iv) any brokerage fee, finders' fee or similar payment arising under any agreement or other arrangement with Buyer in connection with the transactions contemplated by this Agreement.

        10.3    General Partner Indemnification.    Subject to the provisions of this Article 10, General Partner agrees to indemnify, defend, and hold harmless Seller and its officers, directors, employees, and affiliates (the "General Partner Indemnitees") against and in respect of any and all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and costs) actually incurred by any General Partner Indemnitee arising out of (i) any material breach of representation or warranty on the part of General Partner made in this Agreement or in any certificate or document delivered by General Partner in accordance with this Agreement, (ii) any material breach or nonfulfillment of any agreement, covenant, or obligation on the part of General Partner made in this Agreement or in any certificate or document delivered by General Partner in accordance with this Agreement, or (iii) any brokerage fee, finders' fee or similar payment arising under any agreement or other arrangement with General Partner in connection with the transactions contemplated by this Agreement.

        10.4    Seller Indemnification.    Subject to the provisions of this Article 10, Seller agrees to indemnify, defend, and hold harmless Buyer and its officers, directors, employees, and affiliates (the "Seller Indemnitees") against and in respect of any and all loss, cost, liability and expense (including, without limitation, reasonable attorneys' fees and costs) actually incurred by any Seller Indemnitee arising out of (i) any material breach of representation or warranty on the part of Seller made in this Agreement or in any certificate or document delivered by Seller in accordance with this Agreement, (ii) any material breach or nonfulfillment of any agreement, covenant, or obligation on the part of Seller made in this Agreement or in any certificate or document delivered by Seller in accordance with this Agreement, (iii) any brokerage fee, finders' fee or similar payment arising under any agreement or other arrangement with Seller in connection with the transactions contemplated by this Agreement, or (iv) any obligations or liabilities of Seller arising from or related to the Interest, other than the Buyer Assumed Liabilities.

        10.5    Exclusive Remedy.    From and after the Closing, the sole and exclusive remedy at law, excluding claims involving willful misrepresentation or fraud, for any claim (whether such claim is framed in tort, contract or otherwise) arising out of a breach of any representation, warranty, covenant or other agreement in this Agreement or with respect to the transactions contemplated hereby shall be a claim for indemnification pursuant to this Article 10, which claims are independent of and in addition to any equitable rights or remedies.

ARTICLE 11
MISCELLANEOUS PROVISIONS

        11.1    Termination.    This Agreement may be terminated and the transactions contemplated hereby abandoned at any time on or before the Closing Date:

        (a)   By the mutual consent of each Buyer and Seller;

        (b)   By Buyer or Seller if the Closing shall not have occurred by the date that is sixteen (16) months following the date hereof, except that the right to terminate this Agreement under this Section 11.1(b) shall not be available to any party whose failure (or the failure of its affiliates) to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing Date to occur on or before such date;

        (c)   By Buyer if there shall have been a breach in any material respect of any of the covenants, obligations or agreements on the part of Seller set forth in this Agreement or a breach of any of the representations and warranties of Seller that would cause the conditions precedent set forth in Article 7 of this Agreement not to be satisfied, in each case, which has not been cured within 30 days after receipt of notice of such breach;

        (d)   By Seller if there shall have been a breach in any material respect of any of the covenants, obligations or agreements on the part of General Partner or Buyer set forth in this Agreement or a breach of any of the representations and warranties of General Partner or Buyer that would cause the conditions precedent set forth in Article 8 of this Agreement not to be satisfied, in each case, which has not been cured within 30 days after receipt of notice of such breach;

        (e)   By Buyer if any condition to Closing set forth in Article 7 or Section 8.4 of this Agreement becomes incapable of being satisfied; and

        (f)    By Seller if any condition to Closing set forth in Article 8 of this Agreement becomes incapable of being satisfied.

        Subject to the provisions of this Section 11.1 below, if this Agreement is terminated in a manner that is expressly permitted by subsection (a), (b), (e) or (f) of this Section 11.1 and that termination is not attributable to the breach of or default under this Agreement by a party, this Agreement will become void and of no further force and effect (except for Section 11.6), and there will be no liability on the part of any party in respect of a termination of this Agreement. If this Agreement is terminated following the breach or default by a party of its obligations hereunder, the other party shall, notwithstanding that termination, be entitled to all rights and remedies (including, but not limited to, damages) available at law or in equity resulting from that breach or default.

        Notwithstanding the foregoing, if this Agreement is terminated by Seller pursuant to subsection (b) of this Section 11.1 following the failure of the condition set forth in Section 8.4 to be satisfied by the date that is sixteen (16) months following the date hereof, or this Agreement is terminated by Seller pursuant to subsection (f) of this Section 11.1 based on such condition having become incapable of being satisfied, then Seller shall pay to Buyer (as Buyer's sole and exclusive remedy for such a termination) an amount equal to the amount by which the total distributions paid to Seller (whether before or after the termination date) in respect of the Interest pursuant to Section 6.3 of the Partnership Agreement with respect to the period from January 1, 2007 through the termination date exceed $1 million. To the extent Seller has already received more than $1 million in distributions prior to such termination date, Seller shall repay such excess to Buyer within 10 days after the termination date. Any amounts that are not repaid within 10 days shall accrue interest thereafter at the same interest rate that the General Partner pays the Partnership on amounts due to the Partnership from the General Partner. If any amount due pursuant to the foregoing provisions has not been paid as of the time when any distribution from the Partnership becomes payable to Seller, Buyer shall have the right to cause the Partnership to pay such amount directly to Buyer out of the distribution otherwise payable to Seller. In addition, if any distribution with respect to the period from January 1, 2007 through the termination date has not been paid by the Partnership as of the termination date, then at the time when such distribution becomes payable to Seller, Buyer shall have the right to cause the Partnership to pay such distribution directly to Buyer, but only to the extent that such distribution, combined with distributions previously received by Seller with respect to such period, exceed $1 million.

        11.2    Specific Performance.    The parties acknowledge and agree that cellular properties are unique and that money damages for breach of this Agreement would not provide an adequate remedy for the non-breaching party. Therefore, the parties agree that specific performance may be granted to enforce this Agreement without proof of damage or the inadequacy of a remedy at law.

        11.3    Press Releases and SEC Filings.    No party shall issue or cause the publication of any press release or otherwise make any public statements related to the transaction contemplated by this Agreement without the prior written consent of the other party; except that nothing herein will prohibit any party from issuing or causing publication of any press release to the extent that such action is required by applicable law or the rules of any national stock exchange applicable to such party or its affiliates, in which case the party wishing to make such disclosure shall, if and to the extent reasonably practicable under the circumstances, notify the other party of the proposed time of issuance of such press release and consult with and allow the other party reasonable time to comment on such press release in advance of its issuance. The foregoing shall not be construed to prohibit either party from making any required disclosure in filings under the federal securities laws. However, the party making such filing shall, if and to the extent reasonably practicable under the circumstances, notify the other party of the proposed time of the filing and allow the other party reasonable time to comment on such disclosure in advance of the filing.

        11.4    Governing Law.    This Agreement shall be governed by and construed in accordance with the laws of the state of New York, without regard to conflict of law principles thereof.

        11.5    Notices.    Any notice, request, instruction or other document to be given hereunder by either party hereto to the other party hereto shall be in writing and delivered personally or by telecopy or facsimile transmission or sent by registered or certified mail or by any express mail service, postage or fees prepaid:

        If to Seller to:

    Taconic Telephone Corp.
    c/o FairPoint Communications, Inc.
    521 East Morehead Street, Suite 250
    Charlotte, North Carolina 28202
    Attn: Shirley J. Linn
             Executive Vice President and General Counsel
    Telephone: (704) 344-8150
    Facsimile: (704) 344-1594

        If to Buyer or General Partner, to:

    Cellco Partnership d/b/a Verizon Wireless
    One Verizon Way
    Basking Ridge, New Jersey 07920
    Attn: Vice President—Business Development
    Telephone: 908-559-5400
    Facsimile: 908-696-2197

or at such other address or number for a party as shall be specified by like notice. Any notice which is delivered personally or by telecopy or facsimile transmission in the manner provided herein shall be deemed to have been duly given to the party to whom it is directed upon actual receipt by such party or its agent. Any notice which is addressed and mailed in the manner herein provided shall be conclusively presumed to have been duly given to the party to which it is addressed at the close of business, local time of the recipient, on the fourth business day after the day it is so placed in the mail or, if earlier, the time of actual receipt.

        11.6    Expenses.    Except as otherwise provided herein, each party shall bear its own expenses and costs, including the fees of any attorney, accountant, broker, finder or other advisor or representative retained by it, incurred at any time in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby.

        11.7    Transfer Taxes and Sales Taxes.    Buyer shall bear and be responsible for any and all sales, use, transfer or similar taxes imposed by state or local tax authorities with respect to the transfer of the Interest contemplated by this Agreement, regardless of whether the tax authority seeks to collect the tax from the acquiring party or the selling party with respect to the Interest.

        11.8    Counterparts.    This Agreement may be executed in counterparts, each of which when so executed shall be an original, but all of which together shall constitute one agreement.

        11.9    Entire Agreement; Amendments.    This Agreement (together with any Exhibits and Schedules) and the other agreements referred to herein represent the entire agreement of the parties with respect to the transactions contemplated hereby and supersede all previous agreements relating to the subject matter thereof. This Agreement may only be amended by a writing executed by the parties.

        11.10    Successors and Assigns.    This Agreement will be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. No party may assign or delegate any of its rights or duties hereunder without the prior written consent of the other party, except that either party may, upon prior written notice to the other party, assign or delegate any of its rights or duties hereunder to any person or entity that is a wholly owned subsidiary of such party without prior written consent of the other party. Notwithstanding anything herein to the contrary, prior to the Closing Date, subject to NYPSC Approval, Seller may transfer the Interest to Parent and, in connection therewith, shall assign to Parent all of Seller's rights under this Agreement (except in respect of the release set forth in Section 6.1(c)), and Parent shall assume and agree to perform all of Seller's obligations hereunder pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to Buyer; provided, however; that notwithstanding any such assignment, the releases set forth in Sections 6.1(b) and (c) shall remain in full force and affect in accordance with their terms and the release set forth in Section 6.1(b), in the event of an assignment as provided herein, shall be binding on both Parent and Seller.

        11.11    Headings.    The headings of the Articles, Sections and paragraphs of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction hereof.

        11.12    Modification and Waiver.    Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provisions hereof (whether or not similar).

        11.13    Severability.    Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

        11.14    No Third-Party Beneficiaries.    With the exception of the parties to this Agreement and their permitted successors and assigns and except for the provisions of Article 10, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights occurring by virtue of this Agreement.

        11.15    Further Assurances.    From time to time, as and when requested by one of the parties, the other party will execute and deliver, or cause to be executed and delivered, all such documents and instruments as may be reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

TACONIC TELEPHONE CORP.		CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS
By:	/s/ EUGENE B. JOHNSON	By:	/s/ LOWELL MCADAM Lowell McAdam President and CEO
VERIZON WIRELESS OF THE EAST LP D/B/A VERIZON WIRELESS
By:	Verizon Wireless of Georgia LLC, Its General Partner
By:	Cellco Partnership d/b/a Verizon Wireless, Its Sole Member
By:	/s/ LOWELL MCADAM President and CEO

EXHIBIT 2.2

FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT

        This Assignment and Assumption Agreement (this "Assignment") is effective as of            , 2007 by and between TACONIC TELEPHONE CORP., a New York corporation ("Assignor"), and CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS, a Delaware general partnership ("Assignee").

        WHEREAS, Assignor and Assignee have entered into a Partnership Interest Purchase Agreement (the "Purchase Agreement"), dated as of January 15, 2007, whereby Assignor agreed to sell to Assignee, and Assignee agreed to purchase from Assignor, all of Assignor's right, title and interest in and to a 7.5% limited partnership interest in Orange County—Poughkeepsie Limited Partnership, a New York limited partnership (the "Partnership"), and all associated assets, properties, and rights of every type and description (Assignor's foregoing right, title, and interest shall be referred to herein collectively as the "Interest"); and

        WHEREAS, all capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

        NOW, THEREFORE, in consideration of the Purchase Price, receipt of which is hereby acknowledged, the parties agree as follows:

        1.     Assignment and Assumption. Assignor, as of the date hereof, hereby assigns, sells, transfers, conveys, and delivers to Assignee, the Interest, free and clear of all liens, claims, security interests, charging orders, and encumbrances whatsoever (other than under the Partnership Agreement and the Act). Assignee, as of the date hereof, hereby accepts the foregoing assignment from Assignor of the Interest and hereby assumes and agrees to perform and satisfy the Buyer Assumed Liabilities.

        2.     Substitute Limited Partner. In accordance with the requirements of Section 11.2 of the Partnership Agreement, (a) Assignor acknowledges that it intends that by virtue of this Assignment, Assignee shall become a substitute Limited Partner (as defined in the Partnership Agreement) of the Partnership, having all rights of a Limited Partner of the Partnership with respect to the Interest, and (b) Assignee adopts and agrees to be bound by all of the provisions of the Agreement Establishing Orange County—Poughkeepsie Limited Partnership, dated as of April 21, 1987, as amended, applicable to a Limited Partner of the Partnership with respect to the Interest.

        3.     Further Assurances. Assignor hereby agrees to take such additional actions and to execute and deliver such documents as Assignee may reasonably request in order to effect the intent and purposes of this Assignment and the transactions contemplated by the Purchase Agreement.

        4.     Construction. This Assignment is subject to the provisions of the Purchase Agreement. This Assignment shall not modify the provisions of the Purchase Agreement or the rights and obligations of the parties or constitute a waiver or release by either party of any liabilities, duties or obligations imposed upon such party under the Purchase Agreement. If any conflict exists between the provisions of this Assignment and the provisions of the Purchase Agreement, then the provisions of the Purchase Agreement shall govern and control.

        5.     Miscellaneous. This Assignment shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors and assigns. This Assignment is for the sole benefit of the parties hereto, their respective successors and permitted assigns and the other partners of the Partnership, and nothing herein shall confer upon any person other than such parties, their respective successors and assigns and the other partners of the Partnership any rights, remedies or claims under or by reason of this Assignment. This Assignment shall be governed by the laws of the State of New York, without regard to its conflict of law principles thereof.

        [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

        IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date set forth above.

ASSIGNOR:
TACONIC TELEPHONE CORP.
By:
Name:
Title:
ASSIGNEE:
CELLCO PARTNERSHIP D/B/A VERIZON WIRELESS
By:
Name:
Title:

QuickLinks

PARTNERSHIP INTEREST PURCHASE AGREEMENT
ARTICLE 1 PURCHASE AND SALE OF INTEREST
ARTICLE 2 PURCHASE PRICE AND ASSUMPTION OF LIABILITIES
ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF GENERAL PARTNER
ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BUYER
ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER
ARTICLE 6 COVENANTS
ARTICLE 7 BUYER'S CONDITIONS TO CLOSING
ARTICLE 8 SELLER'S CONDITIONS TO CLOSING
ARTICLE 9 CLOSING; CLOSING DOCUMENTS
ARTICLE 10 SURVIVAL; INDEMNIFICATION
ARTICLE 11 MISCELLANEOUS PROVISIONS
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT